Exhibit 10.1

ASSET PURCHASE CONTRACT

by and among

WEIFANG YUHE POULTRY CO., LTD.

AND

HAICHENG SONGSEN FARMING FEED CO., LTD.

INDEX

INDEX

CHAPATER I DEFINITION AND INTERPRETATION		2

ARTICLE 1	DEFINITION	2

CHAPATER II TRANSFERRED ASSETS		3

ARTICLE 2	ASSETS TRANSFER	3
ARTICLE 3	TRANSFER PRICE	3
ARTICLE 4	PRE-REQUISITE CONDITIONS FOR THE PAYMENT OF TRANSFER PRICE AND CLOSING	3
ARTICLE 5	PAYMENT	5
ARTICLE 6	TAX PAYABLE	6

CHAPATER III REPRESENTATIONS AND WARRANTIES OF ALL PARTIES		6

CHAPATER IV DISCLOSURES, REPRESENTATIONS AND WARRANTIES OF SELLERS		6

ARTICLE 8	DISCLOSURES, REPRESENTATIONS AND WARRANTIES OF SELLERS	6
ARTICLE 9	GENERAL REPRESENTATIONS AND WARRANTIES OF SELLERS	7
ARTICLE 10	OWNERSHIP	7
ARTICLE 11	SPECIAL REPRESENTATIONS AND WARRANTIES OF SELLERS	8

CHAPATER V DISCLOSURES, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		10

ARTICLE 12	DISCLOSURES, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	10

CHAPATER VI CONFIDENTIALITY		10

ARTICLE 13	CONFIDENTIALITY	10

CHAPATER VII BREACH OF CONTRACT		11

ARTICLE 14	LIABILITIES FOR VIOLATION OF REPRESENTATIONS OR WARRANTIES	11
ARTICLE 15	LIABILITIES FOR BREACH OF CONTRACT	12

CHAPATER VIII FORCE MAJEURE		12

ARTICLE 16	FORCE MAJEURE	12

CHAPATER IX RESOLUTION OF DISPUTES		13

ARTICLE 17	ARBITRATION	13
ARTICLE 18	VALIDITY OF ARBITRAL AWARD	13
ARTICLE 19	CONTINUATION OF RIGHTS AND OBLIGATIONS	13

CHAPATER X APPLICABLE LAW		13

ARTICLE 20	APPLICABLE LAW	13

CHAPATER XI MISCELLANEOUS		14

ARTICLE 21	NON-WAIVER	14

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Asset Purchase Contract

This Asset Purchase Contract (hereinafter referred to as the “Contract”) was made as of July 14, 2010 by and among the following Parties in Weifang, Shandong province of China:

(1)
Seller: Haicheng Songsen Farming Feed Co., Ltd. (hereinafter referred to as “Songsen”), a company incorporated under the PRC law, with its legal address registered at Yuanjia Village, Gengzhuang Town, Haicheng City. Its legal representative is Sen Jiang and its controlling shareholder is Zhao Lin Jiang (hereinafter referred to as  the “Controlling Shareholder”)

(2)
Purchaser: Weifang Yuhe Poultry Co., Ltd. (hereinafter referred to as the “Purchaser”), a company incorporated under the PRC law, with its legal address registered at North of Bonan Road and West of Suncun Shengchan Road, Nansun Village, Hanting District and its legal representative is Chengxiang Han.

Seller and Controlling Shareholder are hereinafter collectively referred to as “Sellers”, and Sellers and Purchaser are hereinafter collectively as “Parties” and individually referred to as a “Party”.

WHEREAS,

(1)	The Seller mainly engages in broiler breeding, egg hatching and sale of those products;

(2)	Controlling Shareholder owns 100% equity interests of Songsen and will receive considerable value derived from the proceeds of the transactions contemplated by this Contract;

(3)
Weifang Yuhe Poultry Co., Ltd, a wholly foreign-owned enterprise established in Weifang City, Shandong Province PRC, will acquire and operate the assets being sold by Songsen pursuant to this Contract;

(4)
Songsen desires to sell to the Purchaser, and the Purchaser desires to purchase from Songsen, substantially all of the assets of Songsen used in or related to the business, in accordance with the terms and conditions of this Contract and relevant PRC laws and regulations.

Now, THEREFORE, in principle of equality and mutual benefits, through friendly negotiation, Parties hereto agree to reach, in accordance with Company Law of People’s Republic of China and other applicable PRC laws and regulations, the following contract.

Chapater I  Definition and Interpretation

Article 1	Definition

Unless otherwise prescribed and stipulated, the following terms defined in this Contract shall have the meanings set forth as follows:

 “Songsen” refers to Haicheng Songsen Farming Feed Co., Ltd, a limited liability company incorporated under PRC law, registered at Yuanjia Village, Gengzhuang Town, Haicheng City, with registered capital amounted to RMB 2,000,000, under registration number 210381009113113.

“Transferred Assets” refers to the portfolio of all assets transferred from Songsen to the Purchaser as listed out in the Assets List of Appendix I hereto.

“PRC” means, for purpose of the Contract, People’s Republic of China, excluding Hong Kong, Taiwan and Macau.

“Claim” means claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including legal costs and disbursements) whatsoever and howsoever arising.

“Signing Date” means the date on which this Asset Purchase Contract is signed.

“Encumbrance” means any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction and conditions whatsoever including:

(i)           any interest or right granted or reserved in or over or affecting the Transferred Assets; or

(ii)           the interest or right created or otherwise arising in or over the Transferred Assets under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(iii)           any security over the Transferred Assets for the payment of a debt or any other monetary obligation or the performance of any other obligation.

 “Material Adverse Change” means (1) Any investigation on Songsen by governmental authorities that may affect the transfer of Transferred Assets; (2) Any law suit, arbitration or any other judicial proceedings involving Songsen that may affect the transfer of Transferred Assets; (3) Any change would cause or reasonably may cause material adverse effect on the ownership, right of use or other rights of Transferred Assets.

“RMB” means the lawful currency of China.

“Third Party” means any natural person, legal person, other organization or entity, other than Parties hereto.

“Business Day” means any day on which all banks in Weifang City, Shandong Province are open for business.

Chapater II Transferred Assets

Article 2	Assets Transfer

Pursuant to the terms stipulated in this Contract, at Closing Date (as defined in Article 4.6), Songsen hereby agree to transfer to the Purchaser and the Purchaser agrees to accept from Songsen the Transferred Assets with all the rights, ownership and interests, and free of any Claim or Encumbrances.

Article 3	Transfer Price

3.1           Sellers and the Purchaser after consultations have finally determined that the Transfer Price for the transfer of the Transferred Assets shall be RMB 21,252,540 (hereinafter referred to as “Transfer Price”);

3.2	Terms of Payment

3.2.1 The Purchaser shall pay RMB 16,252,540 to Songsen after the Sellers meet all pre-requisite conditions set forth in Pre-requisite Conditions One of Appendix Ⅱ attached to the Contract and the Transferred Assets are free of any Material Adverse Change from Signing Date to Closing Date (as defined in Article 4.6).

3.2.2 The remaining RMB 5,000,000 will be paid to Songsen on the 1st anniversary day of Initial Payment Date (as defined in Article 5.1) as the guarantee money to guarantee the interests of Purchaser.

Article 4	Pre-requisite Conditions for the Payment of Transfer Price and Closing

4.1
Under this Contract, the pre-requisite conditions for the payment of Transfer Price of RMB 16,252,540 are: (1) The Sellers shall meet all Pre-requisite conditions set out in Pre-requisite Conditions One of Appendix Ⅱ attached to the Contract, and (2) Transferred Assets are free of any Material Adverse Change from the Signing Date to Closing Date (as defined in Article 4.6).

4.2 Under this Contract, the pre-requisite conditions for the payment of RMB 5,000,000 (“Guarantee Money”) on the 1st anniversary day of Initial Payment Date (as defined in Article 5.1) are: (1) The Sellers have fulfilled the obligations pursuant to the terms and conditions of this Contract, and no representation or warranty under this Contract is found to be misleading or untrue; and (2) the Sellers meet all pre-requisite conditions set forth in Pre-requisite Conditions Two of Appendix Ⅱ attached to the Contract. Otherwise the Purchaser shall have the right to deduct direct and indirect losses that it suffers from the guarantee money and remit the remaining guarantee money (“Remaining Guarantee Money”) into the account of Songsen. Provided that the guarantee money can not make up for the losses suffered by the Purchaser, the Purchaser shall have the right to require Sellers to assume applicable liabilities and hold harmless the Purchaser against and from any loss and damages arisen thereto.

4.3 Provided that Sellers fail to meet all pre-requisite conditions set forth in Pre-requisite Conditions Two of Appendix Ⅱ attached to the Contract, Sellers hereby guarantee that the contracting prices under the five land contracting management agreements executed between the Seller and local rural committees shall remain the same during respective contracting period. Otherwise the Seller and Controlling Shareholder shall assume jointly and severally liabilities to the Purchaser and hold the Purchaser harmless against and from any loss and damages arisen from any increase of contracting prices.

4.4 The parties hereby confirm that the fulfillment of obligations that Sellers shall assume pursuant to Appendix Ⅱattached to the Contract shall be subject to the written confirmation by the Purchaser. The pre-requisite conditions set forth in Appendix Ⅱ attached to the Contract shall not be deemed as having been satisfied until the Sellers obtain the written confirmation issued by the Purchaser.

4.5 In the event that any of the conditions set forth in Article 4.1 and /or Article 4.2 have not been satisfied or implemented, and the Purchaser has not indicated its waiver of the said conditions or any one of them, in writing, the Purchaser shall not be obliged to pay the Transfer Price to Songsen.

4.6 The Sellers and the Purchaser hereby agree that the closing date shall be the third (3) Business Day from the date which Sellers fulfill all pre-requisite conditions set forth in Pre-requisite Conditions One of Appendix Ⅱ attached to the Contract (“Closing Date”).

4.7 The Parties shall conduct the assets delivery at the location of the Transferred Assets at the Closing Date: the Parties shall count and sort out the transferred Assets according to the Assets List of Appendix I hereto and make confirmations, and Sellers shall deliver relevant documents of Transferred Assets (including but not limited to the original materials, use right documents, technical documents and specifications of the Transferred Assets) to the Purchaser. The delivery completion shall base on the achievement of delivery confirmation letter in written form issued by the Purchaser, otherwise Sellers shall not be deemed as having fulfilled the assets delivery obligations.

4.8 After the assets delivery completion, Sellers shall assist the Purchaser in conducting relevant approval and filing procedures for the Purchaser’s continuing operation of the Transferred Assets according to the laws of PRC, to ensure the Purchaser can legally own or use the Transferred Assets.

4.9 After the assets delivery completion, the Purchaser immediately becomes the owner or user of Transferred Assets and shall enjoy any rights and interests relating to the Transferred Assets.

Article 5	Payment

5.1 The Purchaser shall pay RMB 16,252,540 to the bank accounts of Songsen in five Business Days after the Closing Date. The initial payment date shall be the date when the Purchaser pays the RMB16,252,540 to Songsen (“Initial Payment Date”).

The guarantee money will be paid to Songsen on the 1st anniversary day of Initial Payment Date that is the second payment date. The Purchaser shall remit the guarantee money or the remaining guarantee money to Songsen on the second payment date.

The bank accounts information of Songsen is as follows:

Name of Payee: Haicheng Songsen Farming Feed Co., Ltd.,
Name of Bank:
Account No.:

5.2 Songsen shall issue to the Purchaser the evidential document of each payment received within five (5) business days. Provided that Songsen fails to issue the evidential document to the Purchaser in the stipulated time, the Purchaser shall have the right to refuse to pay the transfer price thereafter and shall not be deemed as the breach of Contract.

Article 6	Tax Payable

Any taxes or fees arising out of and payable pursuant to the fulfillment of the terms of this Contract by each of Sellers or the Purchaser shall be payable by the respective Party which is liable for the taxes or fees under the provisions of relevant laws and regulations of China.

Chapater III Representations and Warranties of All Parties

Article 7	Representations and Warranties of All Parties

7.1 Sellers and the Purchaser confirm that from the Signing Date this Contract shall be a document having legal binding effect on all Parties.

7.2 At the time of signing this Contract, Sellers and the Purchaser state that the documents and information provided to any other Party or their agencies (including without limitation to the lawyers, appraiser, financial consultants, etc.) prior to the Signing Date shall remain effective and confirm that where there are discrepancies therein with the terms of this Contract, this Contract shall prevail.

7.3 Sellers and the Purchaser hereby agree that the contracts or documents pertaining to the assets transfer entered into between all Parties prior to this Contract shall lapse automatically upon this Contract coming into effect.

7.4 All rights and obligations enjoyed or assumed previously by Songsen over the Transferred Assets shall be entirely transferred to the Purchaser after the Closing date.

Chapater IV Disclosures, Representations and Warranties of Sellers

Article 8	Disclosures, Representations and Warranties of Sellers

Sellers hereby jointly represent and warrant to the Purchaser that:

8.1 All information and facts relating to Transferred Asserts that are in the possession of the Sellers or are known to any of the Sellers which will have a substantive and adverse effect on the Sellers’ ability to fulfill any of its obligations in this Contract or when disclosed to the Purchaser shall have a substantive effect on the willingness of the Purchaser to sign and fulfill its obligations under this Contract, have been disclosed to the Purchaser and the information provided by Sellers to the Purchaser does not contain any representation that is untrue or misleading.

8.2 No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Sellers and/or Transferred Assets that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

8.3
Regarding the documents and information provided by Sellers to the Purchaser and/or Purchaser’s agencies (including but not limited to the lawyers, appraiser, financial consultants, etc.) prior to the Signing Date, Sellers hereby jointly undertake that:

8.3.1	all copies made from original documents are true and complete and that such original documents are authentic and complete;
8.3.2	all documents provided to the Purchaser and/or Purchaser’s agencies as originals are authentic and complete;
8.3.3	all signatures appearing on documents provided to the Purchaser and/or Purchaser’s agencies as originals or copies of originals (seal) are genuine;
8.3.4	Sellers have drawn to the attention of Purchaser and/or Purchaser’s agencies all matters that are material for the Purchaser to proceed with the transaction as contemplated in this Contract.

Article 9	General Representations and Warranties of Sellers

9.1
Songsen is the legal entity that has been duly established in accordance with PRC laws and it is validly and legally in existence and also operating normally pursuant to PRC laws and regulations. Signing this Contract and fulfilling all of their obligations stipulated herein by Songsen will not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Songsen is a party to or is bound by.

9.2
The Controlling Shareholder is a PRC citizen with all civil abilities to enter into this Contract and fulfill all of their obligations stipulated herein. Signing this Contract and fulfilling all of their obligations stipulated herein by the Controlling Shareholder shall not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Controlling Shareholder is a party to or is bound by.

Article 10	Ownership

10.1 Sellers legally own all land use right in the Transferred Assets and have full authority and right to transfer the Transferred Assets to the Purchaser.

10.2 Sellers hereby jointly undertake and warrant up to and including the Initial Payment Date that the Transferred Assets are not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of Third Party rights).

Article 11	Special Representations and Warranties of Sellers

Sellers hereby specially represent and warrant to the Purchaser that:

11.1 Songsen is the legal entity that has been duly established in accordance with PRC laws and they are validly and legally in existence and also operating normally pursuant to PRC laws and regulations. By the Initial Payment Date, Transferred Assets are free of any Claim or Encumbrance (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights).

11.2 Sellers hereby confirm and warrant that provide that any failure to pay the registered capital, false capital contribution, overrated capital contribution and flight of capital contribution happens to Songsen, Sellers shall assume all the responsibilities by themselves and the Purchaser shall never and ever assume any responsibility. The Seller and Controlling Shareholder shall assume jointly and severally liabilities to the Purchaser and hold the Purchaser harmless against and from any direct and indirect losses arisen from any above-mentioned acts.

11.3 Sellers hereby confirm and warrant to the Purchaser that Songsen will each execute a land contracting management agreement with the Purchaser regarding five pieces of land in the Transferred Assets, which provides that henhouses and equipments belong to the Purchaser, office buildings are used by the Purchaser and any compensation arisen thereto shall exclusively belong to the Purchaser. Provided that Sellers achieve such compensation improperly, Sellers shall fully return such compensation to the Purchaser.

11.4 Songsen and the local rural committees haven’t stipulated the assets disposal in the three land contacting management agreements, respectively 130 Mu (about 86,667 square meters), 25 Mu (about 16,666 square meters) and 70 Mu (about 46,667 square meters). Sellers hereby confirm and warrant to the Purchaser that the Purchaser shall exclusively enjoy the ownership, use right and all compensation achieved arisen from governmental takeover no matter how assets on such three pieces of land will be disposed. Provided that Sellers achieve such compensation improperly, Sellers shall fully return such compensation to the Purchaser.

11.5 There has not been and is not any investigation, prosecutions, disputes, claims or other proceedings (whether current, pending or threatened) in respect of Songsen, nor Songsen has been punished or Sellers can foresee any punishment to be made by any administrative authorities of the PRC before the assets transfer under this Contract and such punishment may affect the ownership and use of Transferred Assets of the Purchaser, except for those disclosed to the Purchaser prior to Closing Date.

11.6 Sellers hereby warrant that all tax, fees, charges, penalties and expenses payable to or required to pay to any PRC governmental authorities have been fully paid. By the Signing Date of this Contract, there has been no default in the payment of such tax, fees, charges, penalties and expenses. The Seller and Controlling Shareholder shall assume the joint and several liabilities in case of any losses, damages or any penalties suffered by the Purchaser due to any investigation, prosecutions, disputes, claims or other proceedings prior to the assets transfer under this Contract and shall fully indemnify the Purchaser all losses arisen thereto.

11.7 Sellers hereby confirm and warrant to the Purchaser that no matter before or after the assets transfer, the Purchaser shall assume no responsibilities of any debts of Sellers and Sellers shall have no right to repay such debts with Transferred Assets, except for those debts disclosed to the Purchaser prior to Closing Date.

11.8 Sellers hereby irrevocably represent and warrant that Transferred Assets are free of any mortgage, pledge and guarantee. The Seller and Controlling Shareholder shall assume joint and several liabilities in case of any losses or damages suffered by the Purchaser due to the undisclosed security (if any) and shall indemnify the Purchaser all losses arisen thereto.

11.9 Prior to the signing of this Contract, Sellers have entirely disclosed all information regarding any Encumbrances in the Transferred Assets. As of the Initial Payment Date, such information remains complete, authentic, accurate and true.

11.10 Sellers hereby confirm and warrant to the Purchaser that they will ensure the normal operation and management of Transferred Assets prior to the Closing Date and the Transferred Assets will be free of any Encumbrances and any Material Adverse Change.

11.11 After the Closing Date, Sellers shall actively assist the Purchaser in achieving relevant approvals, permits and consents to operate broiler breeding farms and try the best to obtain fiscal support regarding broiler breeding from governmental authorities.

11.12 Sellers hereby confirm and warrant to the Purchaser that Sellers will try the best to obtain approvals and registrations to ensure the lawful operation by the Purchaser of Transferred Assets. Provided that transfer of Transferred Assets are deemed to be void or rights of the Purchaser are harmed arisen from Sellers’ failure to obtain such approvals and registrations, the Seller and Controlling Shareholder shall assume jointly and severally liabilities to the Purchaser and hold the Purchaser harmless against and from any direct and indirect losses suffered by the Purchaser.

11.13 Before the Closing Date, Sellers hereby confirm and warrant to the Purchaser that all losses, damages and destruction of Transferred Assets shall be born by Sellers themselves.

11.14 The Purchaser is entitled to require Sellers to undertake the joint and several liabilities and indemnify and hold harmless the Purchaser against and from any direct and indirect losses or damages in case of any infringement of any representations and warranties stated hereinabove by Sellers or in case that Sellers fails to meet any or all pre-requisite conditions set forth in Conditions Two of Appendix II attached hereto.

Chapater V Disclosures, Representations and Warranties of the Purchaser

Article 12	Disclosures, Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to Sellers that：

12.1 The Purchaser is a legal entity that has been duly established and it is validly and legally in existence and also operating normally in accordance with the PRC laws.

12.2 The execution and performance of this Contract by the Purchaser will not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations of Purchaser’s articles of association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that the Purchaser is a party to or is bound by.

12.3 No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Purchaser that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

Chapater VI Confidentiality

Article 13	Confidentiality

13.1 All Parties agree unless otherwise provided for in another relevant confidentiality agreement that with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, all Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:

13.1.1	Keep the aforesaid Confidential Information confidential;

13.1.2
Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, neither Party to this Contract shall disclose the Confidential Information to any Third Party or any entity.

13.2	The provisions of the aforesaid Article 13.1 shall not apply to the following Confidential Information:

13.2.1
which was available to the receiving Party from the written record before the disclosing Party disclosed the information to the receiving Party and the written record can prove that the confidential information was already known to the receiving Party;

13.2.2	which has become public information by means not attributable to any breach by the receiving Party;

13.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information.

13.3 As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set forth in this Chapter VII shall remain binding on it.

Chapater VII Breach of Contract

Article 14	Liabilities for Violation of Representations or Warranties

14.1 If any representation or warranty made by any Party to this Contract is found to be a material error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Contract by any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any material respect, the non-breaching Party shall be entitled to look to the Party (ies) in breach for full compensation for any loss, damage, cost or expense (including any attorneys’ fee and litigation and arbitration fee) arising from the erroneous, misleading or untrue representation or warranty of the Party (ies) in breach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

14.2 Each representation and warranty set forth in this Contract is to be construed independently.

14.3 For the avoidance of doubt, Sellers hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of representation or warranty.

Article 15	Liabilities for Breach of Contract

15.1 In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party (ies) for any liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Contract and the laws and regulations of PRC. In case of breach of Contract by all Parties hereto, a Party shall respectively assume liabilities for any loss or damage, or any other liabilities, arising out of its breach of Contract, against other Parties.

15.2 In the event that Sellers fail to meet any conditions set forth in Appendix II or violates any representation, warranty or obligations under this Contract, without account of the intention or gross negligence of the Purchaser, Sellers shall pay RMB 1,000,000 to the Purchaser, in addition to the compensation for any direct or indirect loss arising therefrom.

Chapater VIII Force Majeure

Article 16	Force Majeure

16.1 The Force Majeure shall include earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of PRC.

16.2 In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set forth in this Contract and to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any liabilities arising out of a breach of contract as provided for in this Contract for the duration of the Force Majeure.

16.3 The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence (issued by the notary organization) of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.

Chapater IX Resolution of Disputes

Article 17	Arbitration

Any dispute arising out of this Contract between the Parties to this Contract shall firstly be resolved through friendly consultation. In the event that sixty (60) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its prevailing valid arbitration rules.

Article 18	Validity of Arbitral Award

The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and to act according to the terms of the said award.

Article 19	Continuation of Rights and Obligations

After a dispute has arisen and during its arbitration process, other than the disputed matter, all Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfill their other respective obligations stipulated in this Contract.

Chapater X Applicable Law

Article 20	Applicable Law

The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes arising out of this Contract shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.

Chapater XI Miscellaneous

Article 21	Non-Waiver

The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

Article 22	Transfer

Unless otherwise described and prescribed in this Contract, neither Party to this Contract shall transfer nor assign all or any part of this Contract or transfer or assign that Party’s entitlement or obligations as stipulated in this Contract.

Article 23	Amendment

23.1 This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

23.2 This Contract may not be amended verbally. Only a written document signed by all
Parties indicating their consent to such amendment shall be effective.

Article 24	Severability

The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.

Article 25	Language

This Contract is written in the Chinese Language.

Article 26	Effectiveness of Text and Appendixes

26.1 The Contract shall be effective from the execution of Parties hereof. The Contract shall be executed in three (3) original sets in Chinese, with Parties hereto holding one (1) set respectively.

26.2 The Appendixes to this Contract shall form an integral part of this Contract, and shall have the same effect as this Contract.

Article 27	Notification

27.1 Unless otherwise specified and prescribed, any Party issuing any notification or written communication to the other Party (ies) according to the provisions of this Contract shall have them written in the Chinese Language and shall send them as a letter by a courier service company, or by facsimile. Letters sent by a courier service company, will require a confirmation to be given seven (7) business days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Contract shall be deemed to be effective on the date of receipt.  If they are sent by facsimile, the date of receipt shall be deemed to be three (3) business days after transmission, subject to a facsimile confirmation report evidencing this.

27.2 All notices or communications shall be sent to the following addresses, unless and until any such address is changed by a written notice to the other Party:

Address of Sellers:
Tel:
Fax Number:
To:

Address of the Purchaser: No. 301, Hailong Road, Hanting District, Weifang, Shandong Province
Tel: 0536-7363788
Fax Number: 0536-7363788
To:           Zhentao Gao

Article 28	Entire Agreement

This Contract constitutes the entire agreement of all Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among all Parties to this Contract in respect of the transaction of this Contract.
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IN WITNESS WHEREOF, the duly authorized representatives of Sellers and the Purchaser have signed this Contract on the date first above written.

Sellers: Haicheng Songsen Farming Feed Co., Ltd.

(Seal)

Authorized Representative(Signature)：__________

Zhao Lin Jiang

Signature：__________

Purchaser: Weifang Yuhe Poultry Co., Ltd.

(Seal)

Authorized Representative(Signature)：__________

Appendix I Assets List

Transferred Assts

1. Five pieces of land

Information of the five land contracting management contracts
Contractees	Contractors	Signing Date	Contracting Period	Area of land	Contracting Fees	Term of Payment
Shanshui Villager Committee, Gengzhuang County, Haicheng City	Songsen	1 March 2005	Twenty years, from 1 March 2005 to 28 February 2025	70 Mu (about 46,667 square meters)	RMB500/Mu per year, amounted to RMB700,000	Pay in twice: RMB400,000 before the end of March 2005; and RMB300,000 before the end of year 2015
Banzitun Villager Committee, Chagou County, Haicheng City	Songsen	20 April 2005	Thirty yeas, from 20 April 2005 to 19 April 2035	49 Mu (about 32,667 square meters)	Amounted to RMB740,000	Pay up the contracting fee in one time at the signing date, that is 20 April 2005
Houshantaizi Villager Committee, Dongsi County, Haicheng City	Songsen	10 February 2006	Twenty years, from 26 February 2006 to 25 February 2026	25 Mu (about 16,667square meters	RMB500/Mu per year, amounted to RMB250,000	Pay in twice: RMB125,000 before the end of February 2006; and RMB125,000 before the end of year 2016
Banzitun Villager Committee, Chagou County, Haicheng City	Songsen	1 January 2007	Twenty years, from 10 January 2007 to 10 January 2027	40 Mu (about 26,667 square meters)	Amounted to RMB400,000	Pay up the contracting fee in one time at the signing date, that is 1 January 2007
Zhaopi Villager Committee, Wangtai County, Haicheng City	Songsen	14 March 2008	Twenty years, from 24 March 2008 to 24 March 2028-	130Mu (about 86,667 square meters)	RMB500/Mu per year, amounted to RMB1,300,000
Pay in six times:
RMB195,000 before the end
of March 2008; RMB195,000 before the end
of March 2010; RMB195,000 before the end
of March 2014; RMB195,000 before the end
of March 2017; RMB195,000 before the end
of March 2021; and RMB325,000 before the end
of March 2025

2. House property

Name	Structure	Number of Rooms	Area of Offices（square meters）	Number of Henhouses	Specification（Length/width）	Area of Henhouses（square meters）	Total building area (square meters)
Chicken Farm 1	Brick-concrete and Steel Structure	60	1,080	40	52m*13m	27,040	28,120
Chicken Farm 2	Brick-concrete and Steel Structure	30	540	20	44m*13m	11,440	11,980
Chicken Farm 3	Brick-concrete Structure	20	360	8	50m*12m	4,800	5,160
Chicken Farm 4	Brick-concrete Structure	25	450	10	50m*12m	6,000	6,450
Chicken Farm 5	Brick-concrete Structure	30	540	20	60m*9m	10,800	11,340

3. Equipments

Name of Chicken Farms	Specification	Number
1、Hencoop
Chicken Farm 1	1.9m*0.42m*0.42m	22,000
Chicken Farm 2	1.88m*0.4m*0.35m	10,000
Chicken Farm 3	1.9m*0.42m*0.42m	3,520
Chicken Farm 4	1.9m*0.42m*0.42m	4,400
Chicken Farm 5	1.9m*0.42m*0.42m	6,600
2.Feeding Equipments
Chicken Farm 1	Feed Tank	11,000
Chicken Farm 2	Feed Tank	5,000
Chicken Farm 3	Feed Tank	1,760
Chicken Farm 4	Feed Tank	2,200
Chicken Farm 5	Feed Tank	3,300
3、Water Supply Equipments
Chicken Farm 1	Shanghai Jiabao	66,000
Chicken Farm 2	Shanghai Jiabao	30,000
Chicken Farm 3	Shanghai Jiabao	10,560
Chicken Farm 4	Shanghai Jiabao	13,200
Chicken Farm 5	Shanghai Jiabao	19,800
4、Ventilation Equipments
Chicken Farm 1	Shandong Damuren1400	180
Chicken Farm 2	Shandong Damuren1400	40
Chicken Farm 3	Shandong Damuren1400	32
Chicken Farm 4	Shandong Damuren1400	40
Chicken Farm 5	Shandong Damuren1400	60
5、Heating Equipments
Chicken Farm 1	hot-blast stove	20 sets
Chicken Farm 2	hot-blast stove	20 sets
6、Cooling equipments
Chicken Farm 1	Brick drencher curtain	40
Chicken Farm 3	Brick drencher curtain	8
Chicken Farm 4	Brick drencher curtain	8
Chicken Farm 5	Brick drencher curtain	20

Appendix II Pre-requisite Conditions

Pre-requisite Conditions

Pre-requisite Conditions One

Sellers hereby irrevocably confirm and guarantee to fulfill all following conditions precedent within the time limit on their own costs:

(A)	Purchaser’s satisfaction with the results of legal and financial due diligence on the transferred assets;

(B)	Songsen each enters into the land contracting management agreement with the Purchaser regarding the five pieces of land in the Transferred Assets;

(C)
Songsen lawfully holds transferred assets which are free of any Claims or Encumbrances (including but not limited to any form of mortgage, pledge, guarantee, lien or any other form of Third Party rights);

(D)	Resolution of the board of directors’ or shareholders’ meeting of Songsen to approve transfer of Transferred Assets

Pre-requisite Conditions Two

Within one year from the Closing Date of this Contract, Sellers shall try their best to achieve all approvals, registrations for its lawful transfer of Transferred Assets to the Purchaser in accordance with PRC Law, and ensure that the Purchaser can legally manage the Transferred Assets, including but not limited to following procedures:

(A) Songsen confirms that the five land contracting management agreements has been approved by at least two thirds of peasants of Village Meeting or one third peasant representatives of local collective economic organization;

(B) Songsen confirms that it will achieve the consent of local village committees regarding its transfer of land contracting management rights of five pieces of land to the Purchaser and will register the transfer of land contracting management rights in the local village committee